Exhibit 99.2

ATLANTA, June 20 /PRNewswire-FirstCall/ — Mirant (NYSE: MIR) announced today that it has amended its previously filed exchange offers and solicitation of acceptances. The company is now seeking acceptances from its bank lenders in the proposed pre-packaged plan of reorganization. Consistent with Mirant’s previous filing, the solicitation of acceptances of the pre-packaged plan of reorganization contains substantially the same terms as the terms in the exchange offers.

Additionally, on June 10 certain bondholders of Mirant Americas Generation (MAG) senior notes filed suit against various defendants, including Mirant and MAG, claiming that their rights as bondholders were and would be violated, and seeking, among other things, to enjoin the transaction prior to the expiration of the exchange offer period. On June 13, the plaintiffs requested that the court schedule a hearing on their motion to enjoin the consummation of the exchange offers. On June 18, the court refused to schedule such a hearing, and instead, scheduled a trial for November or December 2003.

This decision allows Mirant and MAG to move forward with their exchange offers as scheduled. Mirant and MAG believe the plaintiffs’ claims are without merit and intend to defend this action vigorously.

“Our strong preference is to achieve a financial restructuring out of court, and we remain hopeful we can do so,” said Marce Fuller, president and chief executive officer, Mirant.

The documents describing the amended exchange offer and solicitation of acceptances of the pre-packaged plan of reorganization have been filed with the Securities and Exchange Commission, and are available on the company’s web site, at www.mirant.com.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Philippines and the Caribbean. The company owns or controls approximately 22,000 megawatts of electric generating capacity around the world. Mirant integrates risk management and marketing activities with its extensive asset portfolio. Visit us at www.mirant.com

Special Note Regarding Forward-Looking Statements

The information presented in this release includes forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results.

Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statements as a result of various factors. For instance, there can be no assurance as to Mirant and MAG’s ability to complete their negotiations concerning the new senior secured revolving credit facilities or as to the terms or values that would be provided to the various parties upon consummation of either an in-court or out-of-court restructuring. Additionally, while Mirant and MAG’s respective boards of directors and management teams have retained various advisors and have carefully considered various restructuring alternatives, there can be no assurance as to the ultimate value preserved in Mirant, MAG or any of their subsidiaries for the various stakeholders whether through an out-of-court or in-court restructuring. Mirant’s intention to use a “pre-packaged” bankruptcy filing is subject to various risks including its ability to obtain any required acceptances from its creditor classes of a plan of reorganization and a potential bankruptcy court’s determination that all impaired classes are treated fairly and equitably. If Mirant was to pursue an in-court restructuring but was unable to qualify for the pre-packaged reorganization, the company would be subject to a traditional Chapter 11 reorganization and the ultimate results of such reorganization would be much less predictable.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or events. We expressly disclaim a duty to update any of the forward-looking statement.

SOURCE Mirant

CONTACT: media, James Peters, +1-678-579-5266, or David Payne, +1-678-579-6065, or investors, John Robinson, +1-678-579-7782, or Carey Skinner, +1-678-579-3602, all of Mirant

Web site: http://www.mirant.com